Exhibit B
Mindray Medical International Limited
Stock Option Exchange Offer
Individual Option Statement

[Name]	[Social Security Number]
[Address]
[City, State, Zip Code]
On March 10, 2009, Mindray announced an offer (the “Exchange Offer”) to exchange certain outstanding Mindray stock options for replacement stock options under our Share Incentive Plan. Refer to the Exchange Offer Circular (the “Offer Circular”) for a more detailed description of the terms and conditions of the Exchange Offer.
Our records reflect that, as of March [___], 2009, you held the Eligible Options identified in the following table. Note that the Eligible Options included in this table may include options that you have already exercised, but have not yet been reported to us by our stock plan administrator as of the date that the table was generated.
You should read this statement in connection with the Offer Circular and the other documents referenced in the Offer Circular. If any of the information contained in the following table is not correct, or if you believe that you hold options that should be eligible for the Exchange Offer but are not reflected in the following table, contact Maryellen Hoffman at (2012) 995-8303 or send an email to me.hoffman@datascopemonitors.us.
Eligible Options

Number of Shares
	Per Share Exercise	Number of Shares	Number of Shares	Currently
Date of Grant	Price	Granted	Exercised	Outstanding